Exhibit 10.25

December 3, 2003

Mr. Marc Underwood

971 Hart Road

Fairview, TX 75069

Dear Marc,

The purpose of this letter is to set forth the terms and conditions of the agreement which we have reached in connection with the termination of your employment with Microtune, Inc. (“MICROTUNE”). We feel that it is in the best interest of both yourself and MICROTUNE if the resignation of your position is done under circumstances that do not reflect adversely on either yourself or MICROTUNE. Therefore, we have agreed to allow you to resign your position at MICROTUNE as Vice President, Human Resources in exchange for our agreement to provide you the Separation benefits outlined herein.

While this document is drafted in letter form, it is intended to be a legally binding agreement which we have reached in connection with the matters outlined herein. Therefore, for and in good consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both you and MICROTUNE, Marc Underwood and Microtune, Inc. hereby agree as follows:

1.	Resignation from MICROTUNE. You agree to submit your voluntary resignation from Microtune, Inc. upon the completion and of the tasks identified on Exhibit A attached hereto (the “Identified Tasks”), which is currently estimated to be by January 15, 2004. In the event you obtain new employment prior to the completion of the Identified Tasks, you will agree to resign in accordance with normal resignation procedures. If you have not obtained new employment prior to the completion of the Identified Tasks, you will receive severance as described in Section 7 of this Agreement. You will not accrue any vacation days after completion of the Identified Tasks and will not have any job responsibilities after that date. You will be paid out your remaining accrued vacation, if any, on a paycheck to be delivered on your last day of employment.

2.	Other Agreements. You will agree to fully comply with the terms and conditions of the Invention Assignment and Confidentiality Agreement between you and Microtune dated July 15, 2002. In this regard, you acknowledge that you have legal obligations and responsibilities regarding your activities after the termination of your employment. By signing this letter, you acknowledge the existence and validity of the Agreement.

3.	Nonsolicitation. You agree not to solicit or assist any entity in the solicitation of MICROTUNE employees for a period of two (2) years from the date of this Agreement. For purposes of this Agreement, solicitation includes providing names and/or qualifications to an entity by which you are employed or have an ownership interest in, or any outside recruiting agency such an entity has contracted with. The term “MICROTUNE employee” shall include former MICROTUNE employees until such individual has been off the MICROTUNE payroll for 120 days.

4.	Announcement of Resignation. With regard to third parties, MICROTUNE and you agree to announce that the scope of the VP or HR position has become much less significant due to the reduction in the size of the company, and it was concluded by both the Marc and the company, that a VP of Human Resources was not required at MICROTUNE through the foreseeable future.

5.	Comments Regarding MICROTUNE. You agree not to provide any derogatory comments to any third party regarding MICROTUNE, its management, or any prior or ongoing clients projects taking place. Microtune will also agree to not provide any derogatory comments to any third party regarding your employment or the circumstances surrounding your departure.

6.	Voluntary Severance Compensation. In exchange for the covenants and promises that you have made in this agreement, including but not limited to the Release of All Claims in paragraph 8, MICROTUNE agrees to severance compensation in the form of six months’ salary continuation. During the six months severance period, you will receive medical and dental benefits and your existing stock options will continue to vest. In the event that you obtain employment prior to the completion of the six month severance period, you will receive a lump sum payment equal to the remaining amount of compensation to which you are entitled, less applicable taxes and withholding, and all medical and dental benefits, as well as stock vesting, will stop. You acknowledge that you have no other claims for compensation, vacation pay, bonus, or other incentive payments than those specified in this Section with the exception of any open expense statements approved, but not yet processed.

7.	Release of All Claims. You agree that, in exchange for the amounts provided to you under this Agreement (to which you are not entitled except pursuant to this Agreement), you waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have, or might in the future have, against MICROTUNE and its predecessors, subsidiaries, affiliates, associates, owners, divisions, representative, related entities, officers, directors, shareholders, partners, insurers, employee benefit plans (and their trustee, administrators and other fiduciaries), attorneys, agents and employees, arising from or related to your employment with MICROTUNE and/or the termination thereof. You understand that the claims you are waiving, releasing, and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, including but not limited to claims under Texas Labor Code, Title 2, Chapter 21, Subchapters A-G, Sections 21.001 et seq., as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income and Security Act, the Family Care and Medical Leave Act, claims for breach of contract and/or of the implied covenant of good faith and fair dealing, infliction of emotion distress, misrepresentation, fraud and under any other statutory or common law claim relating to employment. Furthermore, you agree and understand that the claims you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect. Finally, you acknowledge that you have been given the opportunity to seek legal counsel of your own choosing before executing this document. The releases in this paragraph shall not apply to any disputes arising out of a breach of this Agreement, or claims related to events occurring after that date of this Agreement which are not governed by this Agreement.

8.	Release of Age Discrimination Claims/Acceptance of Agreement. You agree to waive any rights or claims arising our of federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. In connection therewith, you acknowledge the following: (1) you have been advised to consult with an attorney; (2) you have twenty-one (21) days to consider this Agreement; and (3) you may revoke this Agreement at any time during the first seven (7) days following the execution of this Agreement. This Agreement will not become effective or effective or enforceable until the seven (7) day period has expired. You may accept this settlement set forth herein by returning this signed

Agreement of the Company. This waiver must be returned to Microtune, Inc., 2201 10th Street, Plano, TX 75074, ATTN: James A. Fontaine.

9.	Enforcement. You acknowledge that the restrictions and agreements contained in this Agreement are necessary for the protection of MICROTUNE in a highly competitive business and that any breach of any of the provisions of this Agreement will cause MICROTUNE irreparable damage for which there is no adequate remedy at law, and for which MICROTUNE could not be adequately or reasonably compensated for in monetary damages. Accordingly, you consent to the issuance of an injunction in favor of MICROTUNE, where MICROTUNE has acted upon reasonable information concerning the potential breach, to enjoin the breach of any covenant of yours contained in this Agreement by any court of competent jurisdiction. Nothing contained in this paragraph shall be in limitation of any other rights or remedies which MICROTUNE may have at law or in equity should you breach the terms of this Agreement.

10.	Governing Law & Severability. You and MICROTUNE agree that Texas law shall govern the construction, interpretation and enforcement of this Agreement, and that if any provisions, or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby.

11.	Terms Confidential. You and MICROTUNE agree to keep the terms and conditions of this Agreement confidential and further agree to not disclose its terms to any third party, provided however, that the terms and conditions contained herein may be disclosed, as necessary, to your personal attorney or accountant.

12.	Compliance with Insider Trading Policy. You agree to comply with the MICROTUNE Insider Trading and Tipping Policy, including any blackout period, until the Form 10-K for fiscal year ended December 31, 2003 has been filed. You should consult with an attorney of your choice after that date to determine any continuing obligations you may have with respect to insider trading regulations.

13.	No Admission of Wrongdoing. It is understood and agreed that neither this Agreement, nor any provision of the Agreement, shall be deemed to be, constitute or should be construed as, an admission of liability or wrongdoing by you or by MICROTUNE.

14.	Entire Agreement. You and MICROTUNE agree that no promises or representations were or are made which do not appear written in this Agreement; that this Agreement contains the entire agreement between us and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and discussions between us; that neither of us is relying on any representation or promise that does not appear in this Agreement; that this Agreement is the result of negotiations between us after the opportunity to consult with counsel of our own respective choosing; and that this Agreement cannot be terminate or changed except by a writing signed by you and a duly authorized representative of MICROTUNE.

If this letter adequately outlines the terms and conditions of the agreement we have reached in regard to the matters contained herein, we ask that you please signify your acceptance by executing a counterpart original of this letter where indicated below.

Despite our decision to terminate our employment relationship, we sincerely appreciate your prior service to Microtune, Inc. and we wish you well in the future.

Sincerely,

Microtune, Inc.

BY:	/s/ James A. Fontaine

James A. Fontaine Chief Executive Officer and President

AGREED AND ACCEPTED:

/s/ Marc Underwood
Marc Underwood

EXHIBIT A

IDENTIFIED TASKS

1)	Propose, coordinate, communicate and enroll employees in the 2004 Benefit Plans

2)	Help to manage and execute the San Diego restructuring effort to include assistance in the administrative downsizing of the facility (ongoing)

3)	Continue to source qualified candidates for the position of IC Design Director. Coordinate interviews with interested and qualified candidates when requested to do so by the organization (ongoing)

4)	Continue to provide other HR assistance per position requirements and as requested by management (ongoing)